Exhibit 99.1

NEWS BRIEF

FOR IMMEDIATE RELEASE

Contacts:   Investors                                 News Media
            Peter Kilbinger Hansen, President         John Henderson
            Trinitech Systems, Inc.                   Rubenstein Associates
            Tel:  (203) 425-8000                      Tel:  (212) 843-8054

NYFIX, INC. ANNOUNCES PLANS TO FILE BROKER-DEALER SUBSIDIARY COMPLYING WITH REGULATION ATS

                  NYFIX APPOINTS NYFIX MILLENNIUM PRESIDENT AND
                            ADDITIONAL BOARD MEMBERS

STAMFORD, CT, October 27, 1999: NYFIX, Inc. (AMEX: NYF, formerly Trinitech Systems, Inc. AMEX: TSI) today announced the formation of NYFIX Millennium, L.L.C. ("NYFIX Millennium"), together with plans to file with the SEC a Broker-Dealer application with a separate notice to operate an ATS complying with Regulation ATS.

In a separate announcement today, the Company said that an international group of six of the world's leading banks and brokerage firms, together with NYFIX, Inc., have provided funding for NYFIX Millennium. The firms, Deutsche Bank, ING Barings, Lehman Brothers, Morgan Stanley Dean Witter, Sanford C. Bernstein & Co., Inc. and Warburg Dillon Read, will be working with NYFIX on strategic issues, including formulating the ATS's order-handling capabilities. NYFIX Millennium's profits will be shared 80% by NYFIX, with 20% by the other L.L.C. members. Millennium will register as a Broker/Dealer and will operate as an ATS in compliance with SEC regulations. Each participant will be providing a member to join NYFIX Millenium's advisory board.

NYFIX Millennium plans to generate transaction-oriented revenue by providing documented "Price- Improvement" executions through its ATS and "Intelligent Order-routing" functions. The new L.L.C. is currently completing development with formal launch slated during the second quarter of 2000. "We have been laying the groundwork for NYFIX Millennium by supplying the network infrastructure to financial institutions and exchanges for two years," stated Peter Kilbinger Hansen, NYFIX's President and Chief Executive Officer.

In other news, the Company appointed Dean Stamos as President of NYFIX Millennium where he will direct the Millennium ATS project. Mr. Stamos comes to NYFIX Millennium with ten years of trading and management experience, most recently as Director of Execution Services at SG Cowen Securities. In that role, Mr. Stamos focused on management both in strategic and operating roles, overseeing all of that firm's execution services division including floor operations on the domestic regional equity and options exchanges. Prior to that, Mr. Stamos was Regional Manager


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of Herzog,  Heine,  Geduld,  Inc.,  where he headed  execution  services for the
Boston and San Francisco Exchanges. Mr. Stamos also served as Exchange Floor Manager for the Boston Stock Exchange for Cowen & Company and was a regional exchange specialist on the Boston Stock Exchange. Mr. Stamos has served on several industry committees, including the Transaction Auditing Group (TAG) Advisory Board, the Boston Stock Exchange Fee Committee and the SG Cowen Order Routing Committee. He has been a member in good standing of the Security Traders Association, the Boston Security Traders Association and the Security Traders Association of New York.

The Company also announced the addition of Neal E. Sullivan to the NYFIX and NYFIX Millennium Boards of Directors. Mr. Sullivan is the managing partner of the Washington, D.C. office of the law firm Bingham Dana LLP which has a national practice in financial services industry regulation. Bingham Dana has an extensive financial services industry client base including banks, national brokerage  firms and a  regional  stock  exchange.  Mr.  Sullivan  was  formerly
Executive Director and Chief Operating Officer of NASAA (North American Securities Administrators Association, Inc.) where he was responsible for the development and execution of national projects and policies on behalf of state and provincial securities regulators in the 50 US states, the Canadian provinces, and the Republic of Mexico. Prior to that, Mr. Sullivan served as Vice President, Listings and Government Regulation, for the Boston Stock Exchange where he was responsible for National Stock Exchange Listings Department. Mr. Sullivan earned a J.D. from Suffolk University Law School and a B.A. from Stonehill College.

The NYFIX Millennium partners provided the funding for the project, which will build upon a fully operational and already profitable NYFIX Network infrastructure. With the majority of the infrastructure deployed and system development building on NYFIX's existing network and applications, the Company believes it is well positioned to provide a solution to the increasingly fragmented equity markets without requiring a large capital commitment.

NYFIX, in an announcement last month, said that it had completed the private sale of 125,000 shares of common stock to finance a joint venture investment. The shares were purchased by Sawtooth Capital Management, a Los Angeles, California investment management company and the proceeds will be used for NYFIX's investment in NYFIX Millennium. "NYFIX has a defendable franchise and innovative products which are ahead of the curve and will bring forth dramatic opportunities for the equity markets," commented Bart Blout, President and Portfolio Manager at Sawtooth.

NYFIX, Inc. (AMEX: NYF, formerly Trinitech Systems, Inc. AMEX: TSI) develops and markets advanced electronic trading systems to brokerage firms, international banks and global exchanges trading in equities, futures & options, and currencies. The Company's NYFIX Network, a combined FIX and Exchange Access Network, enables users to electronically communicate trade data among the buy-side, sell-side, and exchange floor environments. NYFIX is the financial community's fastest-growing intranet, with more than 400 high-speed intranet circuits and 800 alternative routes, NYFIX processes more than 100 million shares of equity order flow on a daily basis. The Company's goal is to become the leading provider of real-time electronic trade entry and routing systems to the global financial services industry. NYFIX is headquartered in Stamford, Connecticut and maintains operations in New York, Chicago and London.


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NYFIX  Millennium  L.L.C.,  a subsidiary of NYFIX,  Inc.  (AMEX:  NYF,  formerly
Trinitech Systems, Inc. AMEX: TSI) is registering as a Broker/Dealer and plans to operate in compliance with Regulation ATS. NYFIX Millennium is an "Integrated ATS, Exchange Access and Intelligent 'Best Execution' Order-Routing System" designed to provide the financial community with "Best- Execution." NYFIX Millennium is built upon NYFIX's proprietary "Super FIX Engine" technology and existing NYFIX network infrastructure. NYFIX Millennium is a Hybrid Market
System   leveraging  new  regulation  and  technology  with  the  power  of  the traditional markets.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. INVESTORS ARE CAUTIONED THAT ALL
FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTY, INCLUDING WITHOUT LIMITATION, THE ABILITY OF THE COMPANY TO MARKET AND DEVELOP ITS PRODUCTS. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PRESS RELEASE WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.